As filed with the Securities and Exchange Commission on September 27, 2012

Registration No. 333-117850

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE McCLATCHY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	52-2080478
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 “Q” Street, Sacramento, CA	95816
(Address of Principal Executive Offices)	(Zip Code)

The McClatchy Company 2004 Stock Incentive Plan

(Full title of the plan)

Karole Morgan-Prager, Esq.

Vice President, Corporate Development, General Counsel & Corporate Secretary

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

(Name and address of agent for service)

(916) 321-1828

(Telephone number, Including area code, of agent for service)

Copy to:

Margaret de Lisser, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SHARES

Explanatory Note

Effective as of January 24, 2012 (subject to shareholder approval which was received on May 16, 2012), The McClatchy Company, a Delaware corporation (the “Company”), adopted The McClatchy 2012 Omnibus Incentive Plan (the “2012 Incentive Plan”), which replaces the Company’s 2004 Stock Incentive Plan, the Company’s Long-Term Incentive Plan (the “L-TIP”) and the Company’s Chief Executive Officer Bonus Plan (the “CEO Bonus Plan”). The 2004 Stock Incentive Plan was frozen and no additional awards will be made thereunder, and the L-TIP and the CEO Bonus Plan were terminated and no additional awards will be made thereunder. On May 4, 2012, the Company filed a Registration Statement on Form S-8 (333-181167) to register the maximum number of shares of Class A common stock, $.01 par value, of the Company (the “Common Stock”) available for issuance pursuant to the 2012 Incentive Plan (subject to adjustment by reason of certain events specified in the 2012 Incentive Plan), which consists of the sum of (a) 5,000,000 shares of Common Stock initially authorized for issuance pursuant to the 2012 Incentive Plan plus (b) 552,000 shares of Common Stock available for future awards but not subject to outstanding awards under the 2004 Stock Incentive Plan as of May 16, 2012 plus (c) 7,056,000 shares of Common Stock subject to outstanding awards under the 2004 Stock Incentive Plan as of May 16, 2012 which thereafter terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares of Common Stock.

By means of this Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (333-117850) filed with the Securities and Exchange Commission on August 2, 2004 (the “2004 Registration Statement”) and the Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (333-151399) filed with the Securities and Exchange Commission on June 3, 2008 (the “2008 Registration Statement”) to be filed contemporaneously with this filing, the Company hereby deregisters 7,608,000 shares previously registered under the 2004 Stock Incentive Plan under the 2004 Registration Statement and 2008 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, California, on this 27th day of September 2012.

The McClatchy Company

By:	/s/ Patrick J. Talamantes
Patrick J. Talamantes
President and Chief Executive Officer (Duly Authorized Officer)

Signature	Title

/s/ Patrick J. Talamantes	President and Chief Executive Officer
Patrick J. Talamantes	(Principal Executive Officer)

/s/ Elaine Lintecum	Vice President, Finance and Chief Financial Officer
Elaine Lintecum	(Principal Financial Officer)

/s/ Hai Nguyen	Controller
Hai Nguyen	(Principal Accounting Officer)

/s/ Kevin S. McClatchy	Chairman of the Board and Director
Kevin S. McClatchy

/s/ Elizabeth Ballantine	Director
Elizabeth Ballantine

/s/ Leroy Barnes, Jr.	Director
Leroy Barnes, Jr.

/s/ Molly Maloney Evangelisti	Director
Molly Maloney Evangelisti

/s/ Kathleen Foley Feldstein	Director
Kathleen Foley Feldstein

/s/ Brown McClatchy Maloney	Director
Brown McClatchy Maloney

/s/ William McClatchy	Director
William McClatchy

/s/ Theodore R. Mitchell	Director
Theodore R. Mitchell

/s/ S. Donley Ritchey	Director
S. Donley Ritchey

/s/ Frederick R. Ruiz	Director
Frederick R. Ruiz